                           NETWORK COMPUTING DEVICES, INC.

                                    Exhibit 11.1

                      Statement Regarding Computation of Shares

                       Used in Earnings per Share Computations

                       (in thousands, except per share amounts)

                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                      1996           1995
                                                 -----------    -----------
Primary:
  Weighted average common shares
     outstanding during the period                   16,260         15,659
  Common share equivalents:
     Dilutive effect of stock options                   --             916
                                                  ----------     ----------

        Total                                        16,260         16,575
                                                  ----------     ----------
                                                  ----------     ----------

  Net income (loss)                                $    (260)     $     304
                                                  ----------     ----------
                                                  ----------     ----------

  Primary income (loss) per share                 $   (0.02)     $    0.02
                                                  ----------     ----------
                                                  ----------     ----------

Fully Diluted:
  Weighted average common shares
     outstanding during the period                   16,260         15,659
  Common share equivalents:
     Dilutive effect of stock options, including
        contingently issuable performance shares        --          1,420
                                                  ----------     ----------

        Total                                        16,260         17,079
                                                  ----------     ----------
                                                  ----------     ----------

  Net income (loss)                               $    (260)     $  (1,002)
                                                  ----------     ----------
                                                  ----------     ----------

  Fully diluted income (loss) per share           $   (0.02)     $   (0.06)
                                                  ----------     ----------
                                                  ----------     ----------


Note: The difference between net income used for primary and fully diluted earnings per share calculations for the three-month period ended March 31, 1995, is a result of the assumption that all financial performance objectives have been achieved, the maximum number of the remaining Performance Shares have been issued, and the maximum amount of remaining cash contingently payable has been paid, with a significant portion of the cash and the value of the Performance Shares allocated to in-process research and development and charged to operations.